EXHIBIT 99.1

Merrill Lynch & Co., Inc.

222 Broadway, 17 th Floor

New York, New York 10038

NOTICE OF MERGER

TO HOLDERS OF

MERRILL LYNCH & CO, INC.

EXCHANGE LIQUID YIELD OPTION™ NOTES DUE 2032

(ZERO COUPON – FLOATING RATE – SENIOR)

CUSIP NO.: 590188 W4 6*

December 15, 2008

Pursuant to Section 11.14(b) of the Indenture, dated as of December 14, 2004 (the “Original Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of March 6, 2008 (the “First Supplemental Indenture” and together with the Original Indenture, the “Indenture”) between Merrill Lynch & Co., Inc. (the “Company”) and The Bank of New York Mellon (formerly known as The Bank of New York, successor in interest to JPMorgan Chase Bank, N.A.), as trustee, the Company hereby gives notice of its proposed merger with Bank of America Corporation (“Bank of America”) to Holders† of the Company’s Exchange Liquid Yield Option™ Notes due 2032 (Zero Coupon – Floating Rate – Senior) (the “Securities”).

Under the proposed merger, MER Merger Corporation, a wholly-owned subsidiary of Bank of America, would merge with and into the Company (the “Merger”). If the Merger is completed, holders of the Company’s Common Stock will receive 0.8595 of a share of Bank of America common stock for each share of the Company’s Common Stock held immediately prior to the Merger. The Merger is expected to be completed on January 1, 2009.

As the Company’s Common Stock would be converted into Bank of America common stock if the Merger is effected, under Paragraph 9 of the Securities and Article 11 of the Indenture, the Holders may convert their Securities in accordance with the terms of the Securities and the Indenture beginning December 17, 2008 and ending 15 days after the date the Merger is completed (and if such day is not a Business Day, the next occurring Business Day following such day), which, if the Merger is completed on January 1, 2009 as expected, would be January 16, 2009.

To convert a Security, a Holder must (1) complete and manually sign the conversion notice attached to the Security (or complete and manually sign a facsimile of such notice) and

*	This CUSIP number has been assigned by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and is included solely for the convenience of the Holders. Merrill Lynch & Co., Inc. shall not be responsible for the selection or use of this CUSIP number, nor is any representation made as to its correctness on the Securities or as indicated in this notice.
†	A nominee of The Depository Trust Company (“DTC”) is the registered owner of the global security representing all of the Securities and accordingly, is considered to be the sole Holder of the Securities for all purposes under the Indenture. Accordingly, each person owning a beneficial interest in the Securities must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a Holder under the Indenture.

deliver such notice to The Bank of New York Mellon as Conversion Agent, (2) surrender the Security to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (4) pay any transfer or similar tax, if required.

The current Conversion Rate is 16.8528 shares of the Company’s Common Stock per $1,000 Original Principal Amount of Securities and is subject to further adjustment as provided in the Indenture and the Securities. Upon conversion, a Holder of a Security would be entitled to receive the Conversion Consideration, which is an amount equal to the product of the Conversion Rate multiplied by the average of the Sale Price of the Company’s Common Stock on each of the 5 consecutive Trading Days beginning on the third Business Day following the Conversion Date. For example, assuming that the average Sale Price of the Company’s Common Stock for the 5 consecutive Trading Days were $15.00, a Holder would receive Conversion Consideration equal to $252.79 per $1,000 Original Principal Amount of Securities (the product of the Conversion Rate multiplied by $15.00). Given the recent average Sale Price of the Company’s Common Stock, we anticipate the entire amount of the Conversion Consideration would be paid in cash.

After the Merger is completed, Bank of America is expected to enter into a supplemental indenture providing for, among other things, the adjustment of the Conversion Rate to 14.4850 shares of common stock of Bank of America per $1,000 Original Principal Amount of Securities in accordance with the Indenture and the Securities, which adjusted Conversion Rate will be subject to further adjustment as provided in the Indenture and the Securities. Furthermore, after the effective date of the Merger, a Holder’s Conversion Consideration would be calculated by reference to the average Sale Price of Bank of America’s common stock. A Notice briefly describing such supplemental indenture will be sent to the Holders of the Securities at such time.

In addition, if the Merger is completed, the Merger would result in a “Change in Control” under Section 3.09 of the Indenture. As a result, at the option of a Holder, the Company shall be required to repurchase all or a portion of a Holder’s Securities no later than 35 Business Days after the occurrence of the Change in Control at a price equal to the Change in Control Purchase Price. The Change in Control Purchase Price per $1,000 Original Principal Amount of Securities shall be equal to the Contingent Principal Amount on the Change in Control Purchase Date, which is the Original Principal Amount increased daily by the applicable Yield. The Change in Control Purchase Price will be paid in cash. As of December 15, 2008, the Contingent Principal Amount was equal to $1,095.98. A Notice describing the Change in Control and the steps a Holder must take to require the Company to repurchase the Securities will be sent to the Holders of the Securities within 15 Business Days after the occurrence of the Change in Control.

This Notice of Merger is not an offer to buy or the solicitation of an offer to sell any Securities. Any offer to buy the Securities will only be made pursuant to the Notice describing the Change in Control and the related materials that the Company will be sending to Holders of the Securities. Holders should read those materials carefully because they will contain important information, including the various terms and conditions of the offer. Holders will be able to obtain copies of the Notice describing the Change in Control, related materials filed by the Company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission (the “SEC”) through the SEC’s internet address at http://www.sec.gov without charge. Holders will also be able to obtain copies of the Notice describing the Change in Control and related materials, as filed with the SEC (excluding

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exhibits), without charge from the Company by contacting the Company at the following address: Judith A. Witterschein, Corporate Secretary, Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038.

Terms used but not defined in this Notice of Merger are as defined in the Indenture or the Securities.

MERRILL LYNCH & CO., INC.

By:	/s/ John Thurlow
Name:	John Thurlow
Title:	Assistant Treasurer

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